Exhibit 2.602 - Amendment Agreement in respect of a Deed of Pledge of Registered Shares in the share capital of Graham Packaging Holdings B.V., dated as of December 31, 2013 between Graham Packaging Acquisition Corp. as pledgor, Graham Packaging Holdings B.V as the company and The Bank of New York Mellon as collateral agent

31 December 2013
GRAHAM PACKAGING HOLDINGS B.V.
(as the Company)
THE BANK OF NEW YORK MELLON
(as the Collateral Agent)
GRAHAM PACKAGING ACQUISITION CORP.
(as the Pledgor)

AMENDMENT AGREEMENT in respect of a Deed of Pledge of Registered Shares in the share capital of Graham Packaging Holdings B.V. dated 1 June 2012

CONTENTS

CLAUSE    PAGE
1.    INTERPRETATION AND CONSTRUCTION    3
2.    RESTATEMENT    3
3.    CONFIRMATIONS    4
4.    MISCELLANEOUS    4

THIS AMENDMENT AGREEMENT is dated 31 December 2013 and made between:
BETWEEN:

(I)
GRAHAM PACKAGING ACQUISITION CORP., a Delaware corporation, having its registered office at 2401 Pleasant Valley Road, York, Pennsylvania 17402, United States of America, registered with the Secretary of State of Delaware under number 3857978 (the Pledgor);

(2)
THE BANK OF NEW YORK MELLON, a company, incorporated under the laws of the State of New York, having its registered office at One Wall Street, New York New York registered with the Internal Revenue Service under number 13-5160382 (the Collateral Agent); and

(3)
GRAHAM PACKAGING HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Etten-Leur, the Netherlands, having its registered office address at Vossendaal 12, 4878 AE Etten-Leur, the Netherlands and registered with the Dutch Chamber of Commerce under number 34214018 (the Company).

WHEREAS:

(A)
This Agreement is supplemental to and amends the deed of pledge of registered shares in the share capital of the Company, entered into by the Collateral Agent, the Pledgor and the Company dated 1 June 2012 (the Deed of Share Pledge). A copy of the Deed of Share Pledge is attached hereto as an annex.

(B)	The Company, the Collateral Agent and the Pledgor wish to amend the terms of the Deed of Share Pledge.
IT IS AGREED as follows:
1.    INTERPRETATION AND CONSTRUCTION
Clause 1 (Definitions and Interpertation) of the Deed of Share Pledge is incorporated in this Agreement by means of reference as if they were set out in full herein.
2.    RESTATEMENT
With effect from the date of this Agreement, the Deed of Share Pledge shall be amended so that Clause 4.2 (h) will read:
“Except to the extent permitted under the terms of the Principal Finance Documents, not vote on any of the Shares without the consent of the Collateral Agent in favour of a proposal to (i) an amendment of the Articles of Association, in any manner that could affect the Collateral Agent’s rights under this Deed of Pledge, (ii) a dissolution of the Company, (iii) an application for the bankruptcy or a (preliminary) suspension of payment of the Company, (iv) a conversion (omzetting). merger (fusie)) or division (splitsing) of the Company or (v) a distribution of Related Rights.”
The Deed of Share Pledge as amended by this Agreement together constitute one document which is hereafter referred to as the Amended Deed of Share Pledge.
3.    CONFIRMATIONS
On the date of this Agreement, each of the Company, the Pledgor and the Collateral Agent:

(a)	confirms its acceptance of the Amended Deed of Share Pledge;

(b)	agrees that it is bound by the terms of the Amended Deed of Share Pledge in its respective capacity;

(c)	each of the Company, the Pledgor and the Collateral Agent designates this Agreement as a Security Document under and as defined in the First Lien lntercreditor Agreement;

(d)	confirms that as of the date of this Agreement. the Deed of Share Pledge and this Agreement will be read and construed as one document; and

(e)	except as otherwise provided in this Agreement, the Deed of Share Pledge remains in full force and effect.

4.    MISCELLANEOUS
4.1    Further assurance
The Pledgor and the Company shall, at the request of the Collateral Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.
4.2    Costs
All charges, taxes, imposts, duties, filing and registration fees, legal and notarial fees, auction fees, court fees and other expenses due in respect of this Agreement (including its preparation, enforcement and release), shall be exclusively for the account of the Pledgor, who will keep the Collateral Agent indemnified against and hold it harmless in respect of any failure or delay in paying the same.
4.3    Partial invalidity
If any provision of this Agreement is or becomes invalid, illegal, or unenforceable (or the security rights created hereby are ineffective) in any jurisdiction, or in relation to the Pledgor, such invalidity, illegality or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions in that jurisdiction or of that provision in any other jurisdiction or invalidate or render unenforceable any other term hereof in relation to the Pledgor and the parties shall in good faith negotiate replacement provisions which are valid, legal and enforceable and which reflect (or reflect as closely as possible, having regard to the objectives of the original provision) the substance of the provision they replace.
4.4    Incorporation of terms
The provisions of clause 10 (Governing law and Jurisdiction) and 5 (Enforcement) of the Deed of Share Pledge apply to this Agreement as though they were set out in full in this Agreement except that references to the Deed are to be construed as references to this Agreement.
4.5    Counterparts
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.
4.6    Governing law and jurisdiction

(a)	This Agreement and any non-contractual obligations arising out of or in relation to this Agreement are governed by Dutch law.

(b)
All disputes arising from or in connection with this Agreement shall be submitted to the competent court in Amsterdam without prejudice to the Collateral Agent’s right to submit any disputes to any other competent court in The Netherlands or in any other jurisdiction.

SIGNATURE PAGE TO FOLLOW
SIGNATORIES

For and on behalf of GRAHAM PACKAGING ACQUISITION CORP.
/s/ Malcolm Bundey By: Malcolm Bundey Date: Place:	/s/ Joseph Hanks By: Joseph Hanks Date: Place:
For and on behalf of GRAHAM PACKAGING HOLDINGS B.V.
/s/ Malcolm Bundey By: Malcolm Bundey Date: Place:	/s/ Joseph Hanks By: Joseph Hanks Date: Place:
For and on behalf of THE BANK OF NEW YORK MELLON
/s/ Catherine F. Donohue By: Catherine F. Donohue Date: December 31, 2013 Place: New York, NY, USA	/s/ Jaime Nielson By: Jaime Nielson Date: December 31, 2013 Place: New York, NY, USA

ANNEX
DEED OF SHARE PLEDGE

CLIFFORD
CHANCE
DEED OF PLEDGE OF REGISTERED SHARES
On the first day of June two thousand twelve appeared before me, Gijsbertus Cornelis Kikkert, kandidaat-notaris, hereinafter: "civil law notary", deputising for Dr Thomas Pieter van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands;
Mr Krishna van Zundert, in this matter with residence at the offices of Clifford Chance LLP, Droogbak la, 1013 GE Amsterdam, The Netherlands, born in Amravati, India, on the twenty-ninth day of September nineteen hundred seventy-five, in this respect, acting as attorney-in-fact, duly authorised in writing of:

1.
GRAHAM PACKAGING ACQUISITION CORP., a Delaware corporation, having its registered office at 2401 Pleasant Valley Road, York, Pennsylvania 17402, United States of America, registered with the Secretary of State of Delaware under number 3857978 (the "Pledgor");

2.
THE BANK OF NEW YORK MELLON, a company incorporated under the laws of the State of New York, having its registered office at One Wall Street, New York, New York, and registered with the Internal Revenue Service under number 13‑5160382 (the "Collateral Agent"); and

3.
GRAHAM PACKAGING HOLDINGS B.V., a private company with limited liability (besloten vennootschap net beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Etten-Leur, The Netherlands, having its registered office at Vossendaal 12, 4878 AE Etten-Leur, The Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 34214018 (the "Company").

The authorisation of the person appearing appears from three (3) written powers of attorney, which will be attached to this Deed (Annex).
The person appearing declared that:
IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.	Definitions

1.	Unless defined in this Deed or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Deed.

2.	In addition the following terms shall have the following meaning:
"Agreed Security Principles" has the meaning it is given in the Credit Agreement and the Senior Secured Notes Indentures and, to the extent of any inconsistency, the meaning it is given in the Credit Agreement shall prevail;
"Articles of Association" means the articles of association (statuten) of the Company as they currently stand and as amended at any time;
"Borrowers" mean the Borrowers under, and as defined in, the Credit Agreement from time to lime;
"Collateral Agent" means The Bank of New York Mellon in its capacity as collateral agent under the First Lien Intercreditor Agreement, and its successors and permitted assigns in such capacity;
"Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of the ninth day of August two thousand eleven, among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings LLC (formerly Reynolds Consumer Products Holdings Inc.), Pactiv LLC (formerly Pactiv Corporation), SIG Euro Holding AG & Co. KGaA, SIG Austria Holding GmbH, Closure Systems International B.V. and Closure Systems International Holdings Inc., as borrowers. Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, replaced or modified from time to time;
"Deed" means this deed of pledge of registered shares;
"Depository Receipts" means depository receipts of shares in the capital of the Company issued with the co-operation of the Company (met medewerking van de vennootschap uitgegeven certificaten van aandelen);
"Dividends" means cash dividends, distribution of reserves, repayments of capital and all other distributions and payments in any form which at any time during the existence of the right of pledge created hereby, become payable in respect of any one of the Shares;
"Enforcement Event" means any default (verzuimz) in the proper performance of the Secured Obligations or any part thereof provided that it is also an Event of Default under, and as defined in, the First Lien Intercreditor Agreement;
"First Lien Intercreditor Agreement" means the First Lien Intercreditor Agreement dated as of the fifth day of November two thousand nine, among the Collateral Agent, The Bank of New York Mellon, as trustee under the 2009 Senior Secured Notes Indenture, Credit Suisse, as administrative agent under the Credit Agreement, and the Loan Parties as amended by the Amendment No. 1 and Joinder Agreement dated as of the twenty-first day of January two thousand ten, and as further amended, novated, supplemented, restated or modified from time to time;
"Future Shares" means all shares in the capital of the Company, which are acquired by the Pledgor after the execution of this Deed;
"Future Security Shares" means sixty-five percent (65%) of all Future Shares, such that the first ranking right of pledge on all Future Shares will after the execution of this Deed relate to sixty-five percent (65%) of any Future Shares and thus such that upon acquisition of any Future Shares at all times sixty-five percent (65%) of all shares in the Company's capital acquired by the Pledgor shall be subject to the right of pledge created hereunder, counting from the highest share number backwards; in the event that sixty-five percent (65%) of all shares in the Company's capital acquired by the Pledgor does not equal a round number of shares, such number shall be rounded downwards to the nearest round number of shares; "Intercreditor Arrangements" means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties' Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time;
"Issuers" means the Issuers under, and as defined in, each of the Senior Secured Notes Indentures, including their successors in interest;

"Lien" has the meaning it is given in the First Lien Intercreditor Agreement;
"Loan Documents" means the Credit Documents under, and as defined in, the First Lien lntercreditor Agreement and any other document designated by the Loan Parties' Agent and the Collateral Agent as a Loan Document;
"Loan Parties" means the Grantors under, and as defined in, the First Lien Intercreditor Agreement;
"Loan Parties' Agent" means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited);
"Parallel Debt" has the meaning ascribed thereto in Section 4.10 (Parallel Debt) of the First Lien Intercreditor Agreement;
"Present Shares" means all of the shares issued and paid up in the capital of the Company and registered in the name of the Pledgor, being at the date of this Deed one hundred eighty (180) ordinary shares numbered I through 180 with a nominal value (nominale waarde) of one hundred euro (EUR 100.00) each;
"Present Security Shares" means one hundred seventeen (117) ordinary shares, numbered 64 through 180, with a nominal value (nominale waarde) of one hundred euro (EUR 100.00), registered in the name of the Pledgor, and representing sixty-five percent (65%) the shares issued and outstanding in the capital of the Company;
"Principal Finance Documents" means the Credit Agreement, the Senior Secured Notes Indentures, the First Lien lntercreditor Agreement and any Additional Agreement;
"Principal Obligations" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities other than the obligations pursuant to the Parallel Debt;
"Related Rights" means the Dividends, all present and future rights of the Pledgor to acquire shares in the capital of the Company and all other present and future rights arising out of or in connection with the Shares other than the Voting Rights;
"Secured Obligations" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Collateral Agent under each or any of the Loan Documents, together with all costs, charges and expenses incurred by the Collateral Agent in connection with the protection, preservation or enforcement of its respective rights tinder the Loan Documents or any other document evidencing or securing any such liabilities, in each case, pursuant to the Parallel Debt and all Principal Obligations that are secured obligations pursuant to Clause 3.1.3.;
"Secured Parties" means the Secured Parties under, and as defined in, the First Lien Intercreditor Agreement;
"Security Assets" means the Shares and the Related Rights;
"Security Documents" means the Security Documents under, and as defined in, the First Lien Intercreditor Agreement;
"Senior Secured Notes Indenture" means each of the following indentures:

-
2009 Senior Secured Notes Indenture: the Indenture dated as of the fifth day of November two thousand nine, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent as amended, extended, restructured, renewed, novated, supplemented, restated, replaced or modified from time to time;

-
2010 Senior Secured Notes Indenture: the Indenture dated as of the fifteenth day of October two thousand ten, among the Issuers, the Senior Secured Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, novated, supplemented, restated, replaced or modified from time to time;

February 2011 Senior Secured Notes Indenture: the Indenture dated as of the first day of February two thousand eleven, among the Issuers, the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, novated, supplemented, restated, replaced or modified from time to time;
August 2011 Senior Secured Notes Indenture: the Indenture dated as of the ninth day of August two thousand eleven, among the Issuers, the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, together with certain other parties, as amended, extended, restructured, renewed, novated, supplemented, restated, replaced or modified from time to time;
"Shares" means the Present Security Shares and the Future Security Shares; and
"Voting Rights" means the voting rights in respect of any of the Shares.

2.	Interpretation

1.	Continuing security
Any references made in this Deed to any Loan Document or to any agreement or document (under whatever name), shall, where applicable, be deemed to be references to (i) such Loan Document or such other agreement or documents as the same may have been, or may at any time be, extended, prolonged, amended, restated, supplemented, restructured, replaced, modified, renewed or novated, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and as facilities and financial services are or may at any time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, restructured, replaced, modified, renewed or novated thereunder including, without limitation, (a) any increase or reduction in any amount available thereunder or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used, (b) any facility provided in substitution of or in addition to the facilities originally made available thereunder, (c) any rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing, and (d) any combination of the foregoing and/or (ii) any document designated as a Loan Document by the Collateral Agent in accordance with the Loan Documents, and consequently, the rights of pledge created under and pursuant to this Deed and any supplemental deed of pledge will secure any additional amounts which are or may he made available or become payable under the Loan Documents from time to time.

2.	Annex; Clause
Except as otherwise specified, a reference in this Deed to an Annex or a Clause shall be construed as a reference to such Annex to or Clause of this Deed. Additionally, any reference to any agreement (including this Deed, the First Lien Intercreditor Agreement, the Credit Agreement or any other Loan Document) is a reference to such agreement as amended, varied, modified or supplemented from time to time.

3.	Construction

(a)
This Deed is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Deed and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail, subject to the mandatory provisions of Dutch law. This does not apply to the extent that there is any inconsistency between the Intercreditor Arrangements and any term of this Deed that relates to creation or perfection of the security, to applicable law or to choice of court, in which case this Deed will prevail.

(b)
To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys, any delegate and any trustee in bankruptcy (curator) or administrator (beiwindvoerder) against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Deed, the exercise or purported exercise of any of the rights and powers conferred on them by this Deed or otherwise relating to the

(c)	Security Assets.
2.UNDERTAKING TO PLEDGE AND PARALLEL DEBT

1.	Undertaking to pledge
The Pledgor has agreed, or, as the case may be, hereby agrees with the Collateral Agent that the Pledgor shall grant to the Collateral Agent a right of pledge (pandrecht) over the Security Assets, as security for the payment of the Secured Obligations.

2.	Parallel Debt
Pursuant to the Parallel Debt the Collateral Agent has its own claim in respect of the payment obligations of the Loan Parties to the Secured Parties. With respect to this claim the Collateral Agent acts in its own name and not as representative (vertegenwoordiger) of the Secured Parties or any of them and consequently the Collateral Agent becomes the sole pledgee (pandhouder)
under this Deed.

3.	PLEDGE

1.	Pledge of Security Assets

1.
To secure the payment of the Secured Obligations the Pledgor hereby grants to the Collateral Agent a first ranking right of pledge (pandrecht eerste in rang) over the Present Security Shares and the Related Rights pertaining thereto and grants in advance (bij voorbaat) to the Collateral Agent a right of pledge over the Future Security Shares and the Related Rights pertaining thereto, which rights of pledge are hereby accepted by the Collateral Agent.

2.
To the extent the pledge in advance referred to in Clause 3.1.1 is not effective under Dutch law the Pledgor will forthwith execute a supplemental pledge in the form of this Deed or such other form as the Collateral Agent may, acting reasonably, agree in consultation with the Pledgor in order to perfect the pledge over such Future Security Shares and the Related Rights pertaining thereto.

3.
If and to the extent that at the time of the creation of this right of pledge, or at any time hereafter, a Principal Obligation owed to the Collateral Agent cannot be validly secured through the Parallel Debt, such Principal Obligation itself shall be a Secured

4.	Obligation.

5.
The Collateral Agent is entitled to present this Deed and any other document pursuant hereto for registration to any office, registrar or governmental body in any jurisdiction the Collateral Agent deems necessary or useful to protect its interests.

2.	Related Rights
Only the Collateral Agent is entitled to receive and exercise the Related Rights pledged pursuant hereto. The Collateral Agent hereby authorises the Pledgor to receive Dividends (as envisaged by Article 3:246 paragraph 4 Dutch Civil Code). The Collateral Agent is entitled to revoke this authorisation if an Enforcement Event has occurred and is continuing.

3.	Voting Rights

1.
In accordance with Article 2:198 paragraph 3 Dutch Civil Code, in conjunction with the relevant provisions of the Articles of Association, the Pledgor acting in its capacity of sole shareholder, and constituting the general meeting of shareholders of the Company, hereby approves by means of a written resolution adopted outside a meeting in accordance with Article 2:238 Dutch Civil Code and article 23 of the Articles of Association, the granting of a right of pledge in respect of the Shares with the conditional transfer to the Collateral Agent of the Voting Rights and other rights and powers attached to the Shares, in respect of which resolution the members of the management board (bestuur) of the Company have been given the opportunity to cast an advisory vote in accordance with Article 2:227 paragraph 4 Dutch Civil Code.

2.
The Voting Rights are hereby transferred to the Collateral Agent under the conditions precedent (opschortende voorwaarden) of (i) the occurrence of an Enforcement Event and while it is continuing and (ii) the occurrence of an Enforcement Event and while it is continuing, written notice by the Collateral Agent to the Pledgor and the Company that it, the Collateral Agent, will be entitled to exercise the Voting Rights.

3.	Prior to receipt by the Company of a notice as referred to in Clause 3.3.2:

(a)
the Pledgor shall have the right to exercise the Voting Rights and other rights and powers attached to the Shares provided it shall not at any time exercise, or refrain from exercising, such rights in a manner which would adversely affect the validity or enforceability of the security created hereby or cause an Event of Default to occur; and

(b)
the Collateral Agent shall not have the rights attributed by law to the holders of depository receipts issued with a company's co-operation (rechten die door de wet zijn toegekend aan de houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen) (i.e. such rights will remain vested in the Pledgor until receipt by the Company of a notice as referred to in

(c)	Clause 3.3.2).

4.	Forthwith upon a notification pursuant to Clause 3.3.2 the Pledgor shall no longer be entitled to exercise the Voting Rights.

5.
After the Collateral Agent has notified the Pledgor and the Company pursuant to Clause 3.3.2 that it will exercise any or all of the rights attributed by law to the holders of depository receipts issued with a company's co-operation (rechten die door de wet zijn toegekend aan de houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen) and/or any or all of the Voting Rights, the Collateral Agent shall have the right to convene a general meeting of shareholders regardless of the number of Voting Rights it can exercise pursuant to Clause 3.3.2.

4.REPRESENTATIONS, WARRANTIES AND COVENANTS

1.	Representations and warranties

1.	The Pledgor hereby represents and warrants to the Collateral Agent that the following is true and correct at the date hereof:

(a)	it is entitled to pledge the Security Assets as envisaged hereby;

(b)
the right of pledge created hereby over the Security Assets is a first ranking right of pledge (pandrecht eerste in rang), the Security Assets have not been encumbered with limited rights (beperkte rechten) or otherwise and no attachment (beslag) on the Security Assets has been made, in each case, except as permitted by the Principal Finance Documents; and

(c)
the Security Assets have not been transferred, encumbered or attached in advance, nor has it agreed to such transfer or encumbrance in advance, in each case, except as permitted by the Principal Finance Documents.

2.	Furthermore, the Pledgor hereby represents and warrants to the Collateral Agent that the following is true and correct at the date hereof:

(a)
except as disclosed under the Credit Agreement or otherwise permitted by the Principal Finance Documents, the Present Security Shares have been validly issued and fully paid and constitute sixty-five percent (65%) of the share capital of the Company;

(b)
it has acquired the Present Security Shares by means of the notarial deed of incorporation of the Company, executed before a deputy of M. Bijkerk, civil law notary (notaris) in Amsterdam, The Netherlands, on the sixth day of October two thousand four; and

(c)	no Depository Receipts have been issued with respect to the Present Shares.

2.	Covenants
The Pledgor hereby covenants that, subject to the Agreed Security Principles, it will:

(a)
other than as permitted under the terms of the Principal Finance Documents not release, settle or subordinate any Related Rights without the Collateral Agent's prior written consent (such consent not to be unreasonably withheld or delayed);

(b)	at its own expense execute all documents and do all such acts as the Collateral Agent may reasonably request for creating, perfecting or protecting the right of pledge envisaged hereby;

(c)
other than envisaged hereby or as permitted under the terms of the Principal Finance Documents, not pledge, otherwise encumber or transfer any Security Assets, whether or not in advance, or permit to subsist any kind of encumbrance or attachment over the Security Assets;

(d)
other than as permitted under the terms of the Principal Finance Documents, not perform any act that would affect the validity or enforceability of the security under this Deed or cause an Event of Default to occur;

(e)
as soon as practicable inform the Collateral Agent of any event or circumstance which may be of importance to the Collateral Agent for the preservation or exercise of the Collateral Agent's rights pursuant hereto and provide the Collateral Agent, upon its written request, with any other information in relation to the (pledge of the) Security Assets as the Collateral Agent may from time to time request acting reasonably, provided that no more than one request shall be made in any twelve (12) month period unless an Enforcement Event has occurred and is continuing;

(f)
as soon as reasonably practicable inform in writing persons such as a liquidator (curator) in bankruptcy (faillissement), an administrator (bewindvoerder) in a suspension of payment (surseance van betaling) or preliminary suspension of payment (voorlopige surseance van betaling) or a person making an attachment (beslaglegger), of the existence of the rights of the Collateral Agent pursuant hereto;

(g)	not procure the issue of any (rights to acquire) shares in the capital of the Company or any Depositary Receipts, except to the extent permitted under the terms of the Principal Finance Documents; and

(h)
except to the extent permitted under the terms of the Principal Finance Documents, not vote on any of the Shares without the consent of the Collateral Agent, in favour of a proposal to (i) an amendment of the Articles of Association, (ii) a dissolution of the Company, (iii) an application for the bankruptcy or a (preliminary) suspension of payment of the Company, (iv) a conversion (omzetting), merger (fusie) or division (splitsing) of the Company or (v) a distribution of Related Rights.

5.ENFORCEMENT

1.
Any failure by the Pledgor to satisfy the Secured Obligations when due shall constitute a default (verzuin) in the performance of the Secured Obligations, without any reminder letter (sommatie) or notice of default (ingebrekestelling) being required.

2.	If an Enforcement Event has occurred and is continuing, the Collateral Agent may enforce its right of pledge and take recourse against the proceeds thereof.

3.
The Pledgor shall not be entitled to request the court to determine that the Security Assets pledged pursuant hereto shall be sold in a manner deviating from the provisions of Article 3:250 Dutch Civil Code.

4.
The Collateral Agent shall not be obliged to give notice to the Pledgor of any intention to sell the pledged Security Assets (as provided in Article 3:249 Dutch Civil Code) or, if applicable, of the fact that it has sold the same Security Assets (as provided in Article 3:252 Dutch Civil Code).

5.
All monies received or realised by the Collateral Agent in connection with the Security Assets shall be applied by the Collateral Agent in accordance with the Intercreditor Arrangements, subject to the mandatory provisions of Dutch law on enforcement (uitwinning).

6.MISCELLANEOUS PROVISIONS

1.	Waiver

1.
To the fullest extent allowed by applicable law, the Pledgor waives (doet afstand van) any right it may have of first requiring the Collateral Agent to proceed against or claim payment from any other person or enforce any guarantee or security granted by any other person before exercising its rights pursuant hereto, which waiver is hereby accepted by the Collateral Agent.

2.
The Pledgor hereby irrevocably and unconditionally waives (doet afstand van) any rights it has under or pursuant to any Dutch law provisions for the protection of grantors of security for the debts of third parties, including, to the extent relevant, any rights it may have pursuant to Articles 3:233, 3:234 and 6:139 Dutch Civil Code, which waiver is hereby accepted by the Collateral Agent.

3.
The Pledgor hereby irrevocably and unconditionally waives (doet afstand van), to the extent necessary in advance, any and all rights of recourse (regres) or subrogation (subrogatie) vis-à-vis any Loan Party that it has or may obtain or acquire after the date of this Deed as a result of any enforcement action in respect of the rights of pledge granted under or in connection with this Deed (and, to the extent such waiver is not enforceable in whole or in part, any rights of recourse or subrogation to which the Pledgor is or may become entitled under or pursuant to enforcement of any rights of pledge created under or pursuant to this Deed are hereby pledged to the Collateral Agent by way of a non disclosed pledge governed by the terms of this Deed), which waiver is hereby accepted by the Collateral Agent.

2.	Evidence of indebtedness
An excerpt from the Collateral Agent's records shall serve as conclusive evidence (dwingend bewijs) of the existence and the amounts of the Secured Obligations, subject to proof to the contrary.

3.	Unenforceability
The Pledgor and the Collateral Agent hereby agree that they will negotiate in good faith to replace any provision hereof which may be held unenforceable with a provision which is enforceable and which is as similar as possible in substance to the unenforceable provision.

4.	Power of attorney
The Pledgor hereby grants an irrevocable power of attorney to the Collateral Agent and any trustee in bankruptcy (curator) or administrator (bewindvoerder) severally provided always that the Collateral Agent may only be entitled to exercise the power of attorney granted to it by the Pledgor under this Clause 6.4 if (1) an Enforcement Event has occurred which is continuing and/or (ii) the Collateral Agent has received notice from the Applicable Representative, the Loan Parties' Agent and/or the Pledgor that the Pledgor has failed to comply with a further assurance or perfection obligation within ten (10) Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party's Agent) authorising the Collateral Agent to execute on its behalf all documents and to perform all such acts on behalf of the Pledgor as the Collateral Agent may deem necessary or useful in order to have the full benefit of the rights (to he) granted to the Collateral Agent pursuant hereto, including (i) the exercise of any ancillary rights (nevenrechten) as well as any other rights it has in relation to the Security Assets and (ii) the performance of obligations of the Pledgor hereunder, which authorisations permits the Collateral Agent to (also) act as the Pledgor's counterparty within the meaning of Article 3:68 Dutch Civil Code. Provided further that the Collateral Agent shall not be obliged to exercise the power of attorney granted to it by the Pledgor under this Clause 6.4 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.

5.	Delegation
Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Dutch law), each of the Collateral Agent and any trustee in bankruptcy (curator) or administrator (bewindvoerder) shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or any trustee in bankruptcy (curator) or administrator (bewindvoerder) itself.

6.	Costs
With respect to costs and expenses, Section 9.05 (Expenses; Indemnity) of the Credit Agreement shall apply mutatis mutandis and the provisions thereof are incorporated here by reference.

7.	POWER TO TRANSFER

1.
The Collateral Agent is entitled to transfer all or part of its rights and/or obligations pursuant hereto to any replacement collateral agent appointed in accordance with the First Lien Intercreditor Agreement and to the extent such transfer is in accordance with the terms of the First Lien Intercreditor Agreement, the Pledgor hereby in advance gives its irrevocable consent to and hereby in advance irrevocably co-operates with any such transfer (within the meaning of Articles 6:156 and 6:159 Dutch Civil Code).

2.
Subject to Section 9.16 (Confidentiality) of the Credit Agreement and the terms of the other Loan Documents, the Collateral Agent is entitled to impart any information concerning the Pledgor or the Security Assets to any (proposed) transferee.

8.TERMINATION

1.
Unless terminated by operation of law, the Collateral Agent's right of pledge created pursuant hereto shall be in full force and effect vis-à-vis the Pledgor until it shall have terminated, in part or in whole, as described in Clause 8.2 and Clause 8.3 below.

2.
The Collateral Agent will be entitled to terminate by notice (opzeggen) the right of pledge created hereunder and pursuant hereto, in part or in whole, in respect of all or part of the Security Assets and/or all or part of the Secured Obligations. If and insofar as the purported effect of any such termination would require a waiver (afstand) by the Collateral Agent, such termination shall be construed accordingly and the Pledgor hereby in advance agrees to such waiver.

3.
The Collateral Agent's right of pledge created pursuant hereto in respect of any or all of the Security Assets shall be released and cancelled (a) by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Pledgor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents, or (b) in accordance with, and to the extent required by, the lntercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Dutch law).

4.
If the Collateral Agent has been provided with reasonable written evidence by the Pledgor that the Shares pledged hereunder add up to more than sixty-five percent (65%) in the capital of the Company (the amount of such pledged Shares above sixty-five percent (65%) being referred to as the "Excess") and a right of pledge has been created in favour of the Collateral Agent in respect of the Excess, the Collateral Agent will as soon as practically possible, upon receipt of written notice from the Pledgor, execute a deed of release wherein the right of pledge with respect to the Excess is terminated.

9.NO LIABILITY
None of the Collateral Agent, its nominee(s) or any trustee in bankruptcy (curator) or administrator (bewindvoerder) or delegate appointed pursuant to this Deed shall be liable by reason of (a) taking any action permitted by this Deed or (b) any neglect or default in connection with the Security Assets or (c) the taking possession or realisation of all or any part of the Security Assets, except to the extent provided in the Principal Finance Documents.

10.	GOVERNING LAW AND JURISDICTION

1.
This Deed is governed by and shall be interpreted in accordance with Dutch law All disputes arising from or in connection with this Deed shall be submitted to the competent court in Amsterdam without prejudice to the Collateral Agent's right to submit any disputes to any other competent court in The Netherlands or in any other jurisdiction.

2.
If a party to this Deed is represented by (an) attorneys) in connection with the execution of this Deed or any agreement or document pursuant hereto, and the relevant power of attorney is expressed to be governed by Dutch law, such choice of law is hereby accepted by the other party, in accordance with Article 14 of the 'The Hague Convention on the Law Applicable to Agency' of the fourteenth day of March nineteen hundred seventy-eight.

3.
Pursuant to Article 1:15 Dutch Civil Code the Pledgor hereby designates the offices of the Company as its domicile (woonplaats) for service of process in any proceedings in connection with this Deed. This designation shall be without prejudice to any other method of service of process permitted by law.

11.THE COMPANY
The Company:

(a)	acknowledges the right of pledge created over the Security Assets;

(b)	confirms that it has been notified (medegedeeld) of the right of pledge created over the Related Rights;

(c)	undertakes to register in its shareholders' register:

(i)	the right of pledge over the Shares;

(ii)	the conditional transfer of Voting Rights to the Collateral Agent; and

(iii)
that, if an Enforcement Event has occurred and is continuing and notice is given to the Company, as set out in more detail in this Deed, the Collateral Agent shall have the rights attributed by law to the holders of depository receipts issued with the company's co-operation (rechten die door de wet zijn toegekend aan de houders van met medewerking ener vennootschap uitgegeven certificaten van aandelen);

(d)
confirms that the members of the management board (bestuur) of the Company have been given the opportunity to cast an advisory vote in respect of the resolution referred to in Clause 3.3.1 of this Deed;

(e)	represents and warrants that to the best of its knowledge and belief the representations and warranties of the Pledgor made pursuant to Clauses 4.1.1(a) and 4.1.2(a) of this Deed are true and correct;

(f)	represents and warrants that no Depository Receipts have been issued with respect to the Present Shares;

(g)
represents and warrants that no rights to acquire shares in the capital of the Company have been issued which arc still outstanding except to the extent permitted under the terms of the Loan Documents; and

(h)
covenants that it shall not co-operate in the issue of any Depository Receipts or issue any (rights to acquire) shares in the capital of the Company, except to the extent permitted under the terms of the other Loan Documents.

12.CIVIL LAW NOTARY
Dr T.P. van Duuren is a civil law notary holding office with Clifford Chance LLP, the Administrative Agent's legal adviser. The Pledgor, the Collateral Agent and the Company hereby acknowledge that they have been informed of the existence of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening Beroeps- en Gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariele Beroepsorganisatie) and explicitly agree and acknowledge (i) that Clifford Chance LLP may advise and act on behalf of the Administrative Agent with respect to this Deed, and any agreements or any disputes related to or resulting from this Deed and (ii) that Dr T.P. van Duuren. holding office with Clifford Chance LLP, or one of his deputies, executes this Deed.
THIS DEED, was executed in Amsterdam on the date first above written.
The person appearing is known to me, civil law notary.
The essential contents of this deed were communicated and explained to the person appearing.
The person appearing then declared to have noted and approved the contents and did not want a full reading thereof. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.
Signed.

ISSUED AS A TRUE COPY
By Gijsbertus Cornelis Kikkert, kanclidaat-notaris,
deputising for Dr Thomas Pieter van Duuren,
civil law notary (notaris) in Amsterdam.
on 1 June 2012.